                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G
                                    (Rule 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULE 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED PURSUANT
                                     TO 13d-2(b)



                              Kofax Image Products, Inc.
                          ---------------------------------
                                   (Name of Issuer)

                            Common Stock, $.001 par value
                          ---------------------------------
                            (Title of Class of Securities)

                                      0005002001
                          ---------------------------------
                                    (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   0005002001          13G       Page  2  of  16  Pages
          ----------------                     ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aspen Venture Partners, L.P.
       04-3266983
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                  (a)  / /
                                                  (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Jersey, Channel Islands limited partnership
--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES
BENEFICIALLY             -0- shares
OWNED BY            ---------------------------------------------------------
EACH                6    SHARED VOTING POWER
REPORTING
PERSON                   765,596 shares
WITH                ---------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         -0- shares
                    ---------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         765,596 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,596 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.34%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005002001          13G                  Page  3  of  16  Pages
          ----------------                                ---    ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Aspen Venture Associates, L.P.
        04-3128426
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware limited partnership
--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES
BENEFICIALLY             -0- shares
OWNED BY            ---------------------------------------------------------
EACH                6    SHARED VOTING POWER
REPORTING
PERSON                   765,596 shares
WITH                ---------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         -0- shares
                    ---------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         765,596 shares
--------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,596 shares
--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.34%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

     PN
--------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005002001          13G                  Page  4  of  16  Pages
          ----------------                                ---    ----


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael J.F. DuCros
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES
BENEFICIALLY             -0- shares
OWNED BY            ---------------------------------------------------------
EACH                6    SHARED VOTING POWER
REPORTING
PERSON                   765,596 shares
WITH                ---------------------------------------------------------
                    7    SOLE DISPOSITIVE POWER

                         -0- shares
                    ---------------------------------------------------------

                    8    SHARED DISPOSITIVE POWER

                         765,596 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,596 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.34%
--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

     IN
--------------------------------------------------------------------------------
                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005002001          13G                  Page  5  of  16  Pages
          ----------------                                ---    ----


-------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alexander P. Cilento
-------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /
-------------------------------------------------------------------------------

3    SEC USE ONLY
-------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------

                    5    SOLE VOTING POWER

                         -0- shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         765,596 shares
OWNED BY            -----------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         -0- shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         765,596 shares
-------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,596 shares
-------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     765,596 shares
-------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.34%
-------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005002001          13G                  Page  6  of  16  Pages
          ----------------                                ---    ----

-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     E. David Crockett
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------

                    5    SOLE VOTING POWER

                         -0- shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         765,596 shares
OWNED BY            -----------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         -0- shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         765,596 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,596 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.34%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005002001          13G                  Page  7  of  16  Pages
          ----------------                                ---    ----

-------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Allan R. Ferguson
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------

                    5    SOLE VOTING POWER

                         -0- shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         765,596 shares
OWNED BY            -----------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         -0- shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         765,596 shares
-------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,596 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.34%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005002001          13G                  Page  8  of  16  Pages
          ----------------                                ---    ----

-------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael A. Henos
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------
                    5
                         SOLE VOTING POWER

                         -0- shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         765,596 shares
OWNED BY            -----------------------------------------------------------


EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         -0- shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         765,596 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,596 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.34%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005002001          13G                  Page  9  of  16  Pages
          ----------------                                ---    ----

-------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nicholas A. Papantonis
-------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  / /
                                                       (b)  / /
-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
-------------------------------------------------------------------------------

                    5    SOLE VOTING POWER

                         -0- shares
NUMBER OF           -----------------------------------------------------------
SHARES              6    SHARED VOTING POWER
BENEFICIALLY
                         765,596 shares
OWNED BY            -----------------------------------------------------------
EACH                7    SOLE DISPOSITIVE POWER
REPORTING
                         -0- shares
PERSON              -----------------------------------------------------------
WITH                8    SHARED DISPOSITIVE POWER

                         765,596 shares
-------------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     765,596 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     14.34%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON *

     IN
-------------------------------------------------------------------------------

                        *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.   0005002001          13G
          ----------------


Item 1 (a).    Name of Issuer:

               Kofax Image Products, Inc.

Item 1 (b).    Address of Issuer's Principal Executive Offices:

               3 Jenner Street, Irvine, CA 92618

Item 2 (a).    Name of Person Filing:

               Aspen Venture Partners, L.P. ("Aspen"), Aspen Venture Associates, L.P. ("AVA"), Alexander P. Cilento ("Cilento"), E. David Crockett ("Crockett"), Michael J.F. DuCros ("DuCros"), Allan R. Ferguson ("Ferguson"), Michael A. Henos ("Henos") and Nicholas A. Papantonis ("Papantonis"). Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis are the general partners of AVA, the sole general partner of Aspen.

Item 2 (b).    Address of Principal Business Office or, if none, Residence:

               The address of the principal business office of each of Aspen, AVA, Cilento, Crockett, DuCros, Ferguson, Henos and Papantonis is 20 William Street, Suite G90, Wellesley, MA 02181.

Item 2 (c).    Citizenship:

               Aspen is a limited partnership organized under the laws of Jersey, Channel Islands. AVA is a limited partnership organized under the laws of the State of Delaware. Messrs. Cilento, DuCros, Ferguson, Henos and Papantonis and Dr. Crockett are United States citizens.

Item 2 (d).    Title of Class of Securities:

               Common Stock, $.001 par value

Item 2 (e).    CUSIP Number

               0005002001

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               (a) [     ]    Broker or Dealer registered under Section 15 of
                              the Securities Exchange Act of 1934 (the "Act").

               (b) [     ]    Bank as defined in Section 3(a)(6) of the Act.

               (c) [     ]    Insurance Company as defined in Section 3(a)(19)
                              of the Act.

               (d) [     ]    Investment Company registered under Section 8 of
                              the Investment Company Act of 1940.

               (e) [     ]    Investment Advisor registered under Section 203 or
                              the Investment Advisors Act of 1940.

                                 Page 10 of 16 pages

               (f) [     ]    Employee Benefit Plan, Pension Fund which is
                              subject to the provisions of the Employee
                              Retirement Income Security Act of 1974 or
                              Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the
                              Act.

               (g) [     ]    Parent Holding Company, in accordance with Rule
                              13d-1(b)(ii)(G) of the Act.

               (h) [     ]    Group, in accordance with Rule 13a-1(b)(1)(ii)(H)
                              of the Act.

               NOT APPLICABLE

Item 4.   Ownership:

               (a)  Amount Beneficially Owned:

                    Aspen owns beneficially and of record 765,596 shares of Common Stock of Kofax Image Products, Inc. as of December 31, 1997. AVA, the general partner of Aspen, may be deemed to own beneficially the 765,596 shares of Common Stock held by Aspen as of December 31, 1997. Cilento, Crockett, DuCros, Ferguson, Henos, and Papantonis are general partners of AVA (the "General Partners"), and each therefore may be deemed to own beneficially the 765,596 shares held by Aspen as of December 31, 1997. With the exception of Aspen, all of the reporting persons disclaim beneficial ownership of the above mentioned 765,596 shares of Common Stock of Kofax Image Products, Inc.

               (b)  Percent of Class:

                    Each of Aspen, AVA and the General Partners owns beneficially 14.34% of the Common Stock of Kofax Image Products, Inc. The foregoing percentage is calculated based on the 5,339,121 shares of Common Stock reported to be outstanding on October 31, 1997 in the Kofax Image Products, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

               (c)  Number of Shares as to which such person has:

                    (i)    sole power to vote or direct the vote:  Aspen:  0;
                           AVA: 0; Cilento:  0; Crockett: 0; DuCros:  0;
                           Ferguson:  0; Henos:  0; and Papantonis:  0.

                    (ii)   shared power to vote or to direct the vote: Aspen:
                           765,596; AVA:  765,596; Cilento: 765,596; Crockett:
                           765,596; DuCros:  765,596; Ferguson:  765,596; Henos:
                           765,596 and Papantonis:  765,596.

                    (iii) sole power to dispose or to direct the disposition of: Aspen: 0; AVA: 0; Cilento: 0; Crockett: 0;
                           DuCros: 0; Ferguson: 0; Henos: 0 and Papantonis: 0.

                    (iv) shared power to dispose or to direct the disposition of: Aspen: 765,596; AVA: 765,596; Cilento: 765,596;
                           Crockett: 765,596; DuCros: 765,596; Ferguson:
                           765,596; Henos: 765,596 and Papantonis: 765,596.

                                 Page 11 of 16 pages

Item (5).      Ownership of Five Percent or Less of a Class:

               NOT APPLICABLE

Item (6).      Ownership of More than Five Percent On Behalf of Another Person:

               NOT APPLICABLE.

Item (7).      Identification and Classification of the Subsidiary Which
               Acquired the Security Being Reported on by the Parent Company:

               NOT APPLICABLE

Item (8).      Identification and Classification of Members of the Group:

               NOT APPLICABLE.

Item (9).      Notice of Dissolution of Group:

               NOT APPLICABLE.

Item (10).     Certification:

               NOT APPLICABLE.
               Not filed pursuant to Rule 13d-1(b).



                                 Page 12 of 16 pages

                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1998     ASPEN VENTURE PARTNERS, L.P.

                              By:  Aspen Venture Associates, L.P.

                              By:  /s/ Allan R. Ferguson
                                   -----------------------------------
                                   General Partner


                              ASPEN VENTURE ASSOCIATES, L.P.

                              By:  /s/ Allan R. Ferguson
                                   -----------------------------------
                                   General Partner

                                        *
                                   -----------------------------------
                                   Alexander P. Cilento

                                        *
                                   -----------------------------------
                                   E. David Crockett

                                        *
                                   -----------------------------------
                                   Michael J.F. DuCros

                                   /s/ Allan R. Ferguson
                                   -----------------------------------
                                   Allan R. Ferguson

                                        *
                                   -----------------------------------
                                   Michael Henos

                                        *
                                   -----------------------------------
                                   Nicholas A. Papantonis

* By: /s/ Allan R. Ferguson
      ------------------------
      Allan R. Ferguson
      Attorney-in-Fact
________________________________________________________________________________
This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.

                                 Page 13 of 16 pages

                                      EXHIBIT I

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Kofax Image Products, Inc.

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 11, 1998     ASPEN VENTURE PARTNERS, L.P.

                              By:  Aspen Venture Associates, L.P.


                              By:  /s/ Allan R. Ferguson
                                   -----------------------------------
                                       General Parnter

                              ASPEN VENTURE ASSOCIATES, L.P.


                              By:  /s/ Allan R. Ferguson
                                   -----------------------------------
                                   General Partner


                                        *
                                   -----------------------------------
                                   Alexander P. Cilento


                                        *
                                   -----------------------------------
                                   E. David Crockett


                                        *
                                   -----------------------------------
                                   Michael J.F. DuCros


                                   /s/ Allan R. Ferguson
                                   -----------------------------------
                                   Allan R. Ferguson

                                 Page 14 of 16 pages

                                        *
                                   -----------------------------------
                                   Michael Henos


                                        *
                                   -----------------------------------
                                   Nicholas A. Papantonis

* By: /s/ Allan R. Ferguson
      -----------------------
      Allan R. Ferguson
      Attorney-in-Fact


-------------------------------------------------------------------------------

This Schedule 13G was executed by Allan R. Ferguson pursuant to the Power of Attorney filed with the Securities and Exchange Commission on February 12, 1993, in connection with a Schedule 13G for Media Vision, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto.

                                 Page 15 of 16 pages

                                                                      EXHIBIT II

                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Allan R. Ferguson and Michael J.F.
Du Cros, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1993.

                              /s/Alexander P. Cilento
                              -----------------------------------
                              Alexander P. Cilento

                              /s/E. David Crockett
                              -----------------------------------
                              E. David Crockett

                              /s/Michael J.F. Du Cros
                              -----------------------------------
                              Michael J.F. Du Cros

                              /s/Allan R. Ferguson
                              -----------------------------------
                              Allan R. Ferguson

                              /s/Michael A. Henos
                              -----------------------------------
                              Michael A. Henos

                              /s/Nicholas A. Papantonis
                              -----------------------------------
                              Nicholas A. Papantonis




                                 Page 16 of 16 pages